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                                                                   EXHIBIT 10.24


                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                                  BY AND AMONG
                           METACREATIONS CORPORATION,
                                COREL CORPORATION
                                       AND
                            COREL CORPORATION LIMITED
                                 MARCH 24, 2000







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                    AGREEMENT FOR PURCHASE AND SALE OF ASSETS

        THIS AGREEMENT FOR PURCHASE AND SALE OF ASSETS (the "AGREEMENT") is made as of March 24, 2000, (the "EFFECTIVE DATE") by and among:

        MetaCreations Corporation, a Delaware corporation, with its principal offices at 6303 Carpinteria Ave., Carpinteria, California 93013 ("SELLER");

        Corel Corporation Limited, a wholly-owned subsidiary of Corel (as defined below) incorporated under the laws of Ireland with its registered office c/o Arthur Cox, Earlsfort Center, Earlsfort Terrance, Dublin 2, Ireland ("CCL"); and

        Corel Corporation, a corporation continued under the laws of Canada with its principal offices at The Corel Building, 1600 Carling Avenue, Ottawa, Canada K1Z 8R7 ("COREL");

        Corel and CCL are sometimes referred to herein collectively as "BUYER."

                                 R E C I T A L S

      A. Seller develops and markets computer graphics software, including its painting tool, "Painter", its plug-in applications, "KPT(R)", and its three dimensional landscape and object creation software, "Bryce(R)".

      B. CCL is in the business of developing, localizing, manufacturing, marketing, distributing and providing technical and customer support on a worldwide basis, excluding Canada, for, among other purposes, computer graphics and other software owned by or licensed to it for such purposes.

      C. Corel is in the business of developing, manufacturing, marketing and distributing software and providing technical and customer support within Canada, for, among other purposes, computer graphics and other software owned by or licensed to it for such purposes.

      D. Seller is willing to sell and license all of its assets relating to Painter, KPT and Bryce, and Buyer is willing to purchase and accept a license to such assets and to assume Seller's liabilities as described herein, as further described in this Agreement.

      E. Capitalized terms shall have the definitions specified herein.


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                                    AGREEMENT

        NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, it is agreed as follows:

1.      CERTAIN DEFINITIONS

        Capitalized terms shall have the definitions specified herein. The following terms shall have the following meanings:

        1.1 "ACQUIRED SOFTWARE" means all right, title and interest in the software programs listed on SCHEDULE 1.1, including, without limitation, all source code and object code (including manufacturing-ready masters), related flow charts, program descriptions, program listings, layouts, schematics, engineering and design drawings, technical support information, diagrams and other documentation depicting or specifying the designs and components of all the software programs, libraries, reports, drafts, models, prototypes, test and other data and programs, and all related documentation and information, comprising and related to the versions of the software programs existing as of the Closing Date and all preceding versions of and works in progress and future releases of such software programs under development as of the Closing Date in any media or format and for all language versions and hardware platforms, software platforms and operating environments whether sold separately or bundled with other applications. Acquired Software does not include the Excluded Software.

        1.2 "ACQUIRED PATENT RIGHTS" means all right, title and interest in and to all patents, patent applications and invention disclosures which relate substantially to the Purchased Assets and which are set forth on SCHEDULE 1.2, including, without limitation, any patents, reissues, divisionals, continuations, continuation-in-part, extensions, filing priorities and related patent rights based on the patents, patent applications and invention disclosures set forth on Schedule 1.2.

        1.3 "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning.

        1.4     "ASSUMED OBLIGATIONS" shall have the meaning set forth in
SECTION 4.1.

        1.5 "BUSINESS" means the business carried on by the Seller in connection with the development, acquisition, marketing, licensing, sublicensing and distribution of the Acquired Software, as such business has been conducted by the Seller.

        1.6 "BUSINESS RECORDS" means all business, accounting and financial records and any


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of Seller's analysis, logs, books, records, files, summaries or descriptions of contracts, agreements or rights, supplier lists and files, product component lists, and all sales literature and sales aids, pictures, negatives, camera ready proofs, product catalogs, product sheets and documentation, product displays, advertising, marketing and promotional materials, manuals (in hard copy, electronic format and film), computer and electronic data processing materials and correspondence relating to the Business, and any of Seller's copies of sales and customer records relating to the Business.

        1.7     "BUYER CLOSING DOCUMENT(s)" shall have the meaning set forth in
SECTION 12.3

        1.8     "BUYER INDEMNITEES" means the following Persons:

                (a)     Buyer;

                (b)     Buyer's current and future Affiliates;

                (c) the respective Representatives of the Persons referred to in clauses (a) and (b) above; and

                (d) the respective successors and assigns of the Persons referred to in clauses (a) and (b) and (c) above.

        1.9 "CLOSING" and "CLOSING DATE" shall have the meanings set forth in ARTICLE 5.

        1.10 "CONTRACTS" means all contracts, agreements, engagements, licenses and open purchase orders placed with Seller relating to the Acquired Software, all warranties extended and representations made to Seller by third parties, and all rights, remedies, setoffs, allowances, rebates, discounts and credits granted to Seller by third parties relating to the Acquired Software, together with all claims, causes of action and rights of Seller now existing or hereafter arising out of such contracts or the performance thereof, all warranties and representations made to Seller by third parties under such contracts, and all rights, remedies, setoffs, allowances, rebates, discounts and credits granted to Seller by third parties in relation to such contracts. To the extent that such Contracts relate to other software programs as well as Acquired Software, the parties will cooperate with each other to accord each other the rights under such contracts that relate to the appropriate products.

        1.11 "CONTENT CONTRACTS" means any and all agreements entered into between the Seller and one or more third parties relating to the development of, sale or license to Seller or acquisition by Seller, of Acquired Software or Third Party Materials, as listed in SCHEDULE 1.11.

        1.12 "CUSTOMER LIST ASSETS" means all of Seller's data bases, customer lists, registration cards (whether current or prior) and customer account histories for customers or prospective customers of the Business, including, without limitation, all currently existing data regarding such customers and all other marketing, promotional and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the Business or that have been or now are used, developed or purchased in connection with the Business.


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        1.13    "DERIVATIVE WORK" means any translation, incorporation into other products, materials or application, adaptation, modification, extension, upgrade, improvement, compilation, abridgment or other form in which the Acquired Software may be recast, transformed or adapted where such Derivative Work would infringe any intellectual, proprietary, moral, privacy, publicity, or industrial property rights, including, without limitation, audiovisual copyrights, in the Acquired Software.

        1.14    "DOMAIN NAMES"means the domain names listed in SCHEDULE 1.14.

        1.15    "EMPLOYEES" shall have the meaning set out in SECTION 7.24.

        1.16    "ENCUMBRANCES" shall have the meaning set forth in SECTION 2.1.

        1.17 "ENTITY" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        1.18    "EXCLUDED ASSETS" shall have the meaning set forth in SECTION
2.3.

        1.19    "EXCLUDED SOFTWARE" means the computer software listed on
SCHEDULE 1.19 and all right, title and interest therein.

        1.20 "GOVERNMENTAL BODY" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including, without limitation, any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

        1.21    "INDEMNIFIED PARTY" means any Buyer Indemnitee or Seller
Indemnitee.

        1.22 "INTELLECTUAL PROPERTY ASSETS" means all right, title and interest, including, without limitation, worldwide intellectual and industrial property rights, and all moral rights and rights of publicity, of Seller constituting, embodied in or pertaining to the Acquired Software, Acquired Patent Rights, Trademarks and Domain Names, including without limitation, copyrights (whether registered or unregistered) (including audiovisual copyrights), copyright applications, trademark rights, trademark applications, service marks and names, logos or slogans (together with the goodwill related thereto), domain name applications, Trade Secrets, patents, patent applications, inventions and the right to seek patents with respect thereto, moral rights, mask works, designs and design rights, technologies (including without limitation, all registrations, rights to register or apply for registration, renewals, reissues, divisions, continuations, continuations-in-part, modifications, extensions, reversions, moral rights, mask works and design


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rights and any registrations or applications therefor), all waivers and assignments of moral rights, all rights of privacy or publicity and all rights to enforce such rights or interests in any work, and all other proprietary rights or other intellectual property or intangible assets and any rights to use or exploit the foregoing.

        1.23 "LEGAL PROCEEDING" means any action, suit, litigation, arbitration proceeding (including, without limitation, any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

        1.24 " LOSS" means and includes any and all liability, loss, provable lost profit, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including, without limitation, the reasonable attorneys' fees and other legal costs and expenses relating thereto less any proceeds from insurance payable to the party as a result of the occurrence of such Loss.

        1.25 "NET RECEIPTS" means amounts invoiced by Buyer in connection with the licensing, sale or other commercial exploitation of the Acquired Software, less (i) volume rebates, sales returns, and price protection credits against amounts invoiced (ii) returns (iii) any federal, provincial, state or foreign sales, excise or other taxes or tariffs imposed on the Products (not including any tax based on Buyer's net income), and (iv) royalties or other license fees paid to third parties in connection with the use or commercial exploitation of the Acquired Software (excluding royalties or licensing fees paid to Seller under this Agreement). Net Receipts shall not include amounts invoiced in connection with the licensing, sale or other commercial exploitation of Buyer's "CorelDRAW" or "Corel Photo-Paint" products that include all, or portions of, the Acquired Software.

        1.26 "NON-TRANSFERABLE THIRD PARTY AGREEMENTS" shall have the meaning set out in sub-paragraph 2.5(d)(ii).

        1.27 "PERMITS" means all permits, approvals, certifications, licenses, variances and waivers held or owned, or required to be held or owned, by Seller related to the Purchased Assets (other than in connection with the Permitted Encumbrances), the lack of which would reasonably be expected to materially and adversely affect the business, properties or financial condition of the Business.

        1.28    "PERSON" means any individual, Entity or Governmental Body.

        1.29 "PROPRIETARY RIGHTS AGREEMENTS" means all of Seller's rights (including, without limitation, rights relating to past infringement) to enforce for the protection of the Intellectual Property Assets any and all agreements or licenses (i) entered into for the protection of rights associated with the Intellectual Property Assets, or (ii) between Seller and its consultants (or the


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third party persons or entities from whom it has assigned or obtained any of the
Intellectual Property Assets), developers or other third parties relating to the Intellectual Property Assets, including, without limitation, any such rights assigned to or obtained by Seller in connection with Seller's direct or indirect acquisition (whether by purchase, license or otherwise) of any of the Intellectual Property Assets (to the extent that such agreements or licenses relate to the Intellectual Property Assets).

        1.30    "PURCHASED ASSETS" shall have the meaning set forth in SECTION
2.2.

        1.31 "REPRESENTATIVES" means officers, directors, employees, legal counsel, and accountants.

        1.32    "SELLER CLOSING DOCUMENT(s)" shall have the meaning set forth in
SECTION 12.1.

        1.33    "SELLER INDEMNITEES" shall mean the following Persons:

                (a)     Seller;

                        (b)     Seller's current and future Affiliates;

                        (c) the respective Representatives of the Persons referred to in clauses (a) and ( b) above; and

                        (d) the respective successors and assigns of the Persons referred to in clauses (a) and (b) and
                                (c) above.

        1.34 "SHARED USE" means currently used or necessary to the continued operation of both (i) the business associated with the Purchased Assets and the Acquired Software and (ii) the business to be retained by Seller.

        1.35    "THIRD PARTY AGREEMENTS" shall have the meaning set forth in
SECTION 2.5.

        1.36 "THIRD PARTY MATERIALS" means the specific third party owned or controlled software or content used and/or distributed by Seller in connection with the Acquired Software, as listed on SCHEDULE 1.36.

        1.37 "TRADEMARKS" means all right, title and interest of Seller in and to the trademarks, in both word and graphic design form (whether registered or unregistered) and trademark applications each as specified on SCHEDULE 1.37, and the goodwill associated therewith.

        1.38 "TRADE SECRETS" means all non-public information, trade secret rights and know-how of Seller used in connection with the Business, including, without limitation, business plans, customer lists, pricing, and sales information relating to the Business.

        1.39 "WARRANTY CLAIM" means a claim made by either the Seller, Corel or CCL based on or with respect to the inaccuracy or non-performance or non-fulfillment or breach of any representation, covenant or warranty made by the other party contained in this Agreement, or

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contained in any document or certificate given in order to carry out the transactions contemplated hereby.

        2.      PURCHASE AND SALE OF ASSETS.

        2.1 AGREEMENT TO SELL AND PURCHASE ASSETS. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement,

                (a) Seller agrees to sell, assign, transfer and convey to CCL at the Closing, and CCL agrees to purchase and acquire from Seller at the Closing, all of Seller's right, title and interest in and to all of the Purchased Assets, excluding the rights thereto in and for Ireland (the island of Ireland excluding the six northern counties) ("IRELAND") and Canada;

                (b) Seller agrees to sell, assign, transfer and convey to CCL at the Closing, and CCL agrees to purchase and acquire from Seller at the Closing, all of Seller's right, title and interest in and to all of the Purchased Assets as they relate to the rights thereto in and for Ireland; and

                (c) Seller agrees to sell, assign, transfer and convey to Corel at the Closing and Corel agrees to purchase and acquire from Seller at the Closing all of Seller's right, title and interest in and to all of the Purchased Assets as they relate to the rights thereto in and for Canada.

        The Purchased Assets will be sold, assigned, transferred and conveyed to CCL and Corel (as the case may be) on the Closing Date, free and clear of all mortgages, pledges, liens, security interests, encumbrances, charges, title retention, conditional sale or other security arrangements or similar claims ("ENCUMBRANCES"), except for the following (which are individually and collectively referred to as the "PERMITTED ENCUMBRANCES"): the Encumbrances listed on SCHEDULE 2.1 hereto; Encumbrances comprised of or related to the Required Consents; Encumbrances not substantial in amount and that do not detract in any significant respect from or interfere with the present use of any of the Purchased Assets; and Encumbrances either created by Buyer after the Closing or created by third parties after the Closing (which were not in existence as of the Closing Date) and allowed to be suffered after the Closing by Buyer.

        2.2 PURCHASED ASSETS. For purposes of this Agreement, "PURCHASED ASSETS" means, collectively,

        All Acquired Software, Acquired Patent Rights, Intellectual Property Assets, Content Contracts (except as listed in SCHEDULE 2.2(d)), Contracts listed in Schedule 2.2 (excluding those contracts that Buyer notifies Seller in writing Buyer does not wish to acquire (the "EXCLUDED CONTRACTS")), Business Records, Customer List Assets, Permits, Proprietary Rights Agreements and other assets listed in Schedule 2.2 for worldwide purposes excluding Ireland and Canada.

        All Acquired Software, Acquired Patent Rights, Intellectual Property Assets, Content


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Contracts (except as listed in SCHEDULE 2.2), Contracts (excluding the Excluded
Contracts), Business Records, Customer List Assets, Permits, Proprietary Rights Agreements and other assets listed in SCHEDULE 2.2, with respect to Ireland.

        All Acquired Software, Acquired Patent Rights, Intellectual Property Assets, Content Contracts (except as listed in SCHEDULE 2.2), Contracts (excluding the Excluded Contracts), Business Records, Customer List Assets, Permits, Proprietary Rights Agreements and other assets listed in SCHEDULE 2.2, with respect to Canada.

        Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include the Excluded Assets.

        2.3 EXCLUDED ASSETS. For the purposes of this Agreement, "EXCLUDED ASSETS" means, collectively, those assets and rights of Seller listed on
SCHEDULE 2.3 . Excluded Assets will include, without limitation, all sales and distribution Contracts that are not solely for the distribution of the Acquired Software. With respect to sales and distribution Contracts that relate both to Acquired Software and other products of Seller, Buyer will, as subcontractor to Seller, assume the obligation to fulfill product orders for, and other obligations related to, the Acquired Software under such Contracts, including but not limited to technical and customer support and upgrade obligations, with product purchases and support at the pricing, if any, specified in such Contracts (if not priced separately, Seller and Buyer will agree on a price for product purchases based on an allocation among the products such Contract covers based on the suggested retail purchase price of the products) and Buyer will be entitled to the revenue generated from the sale of such Acquired Software after the Closing. If any such Contracts provide for payments for support, upgrade or other similar obligations after the Closing Date, Seller and Buyer shall agree on the amount of such payments to be made to Buyer based on an appropriate allocation among the products such Contract covers. Seller and Buyer will cooperate to transition to Buyer that portion of such Contracts that relates to the Acquired Software as promptly as practicable following the Closing.

        2.4     ASSET TRANSFER; PASSAGE OF TITLE; DELIVERY.

                (a) Title Passage and Delivery. Upon Closing, title to the Purchased Assets shall pass as follows and the Purchased Assets shall be delivered to Buyer as follows:

                        (i) Title to and possession of the Purchased Assets which are for use everywhere in the world except Canada and Ireland shall be delivered to CCL by electronic transfer.

                        (ii) Title to and possession of the Purchased Assets which are for use solely in Ireland shall be delivered to CCL by electronic transfer.

                        (iii) Title to and possession of the Purchased Assets which are for use solely in Canada shall be delivered to Corel by electronic transfer.


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                (b) Instruments of Conveyance. The execution of this Agreement shall not operate as an effective conveyance, assignment and transfer of the Purchased Assets and the Assumed Obligations at the Closing as contemplated herein. In order to effectuate the assignment, transfer and conveyance of the Purchased Assets and assumption of the Assumed Obligations pursuant to the terms and conditions hereof, each party shall at the Closing deliver or cause to be delivered to the other parties such bills of sale, assignments, assumptions and instruments of conveyance as reasonably requested by such other parties, as well as such other instruments of conveyance as counsel for Buyer or Seller may reasonably deem necessary or desirable (both at and after Closing) to effect or evidence the transfers contemplated hereby.

        2.5     ASSIGNMENT OF THIRD PARTY AGREEMENTS.

                (a) Assignment. Upon the Closing, Seller shall assign to Buyer (to the extent required by this Agreement) Seller's rights, and Buyer shall assume from Seller, Seller's obligations under the Contracts, Proprietary Rights Agreements and other third party agreements listed in SCHEDULE 2.5 (the "THIRD PARTY AGREEMENTS") or shall make such other arrangements as are provided in
SECTION 2.5 OR 9.1. Before the Closing, unless waived in writing by Buyer, Seller shall obtain the consent of each third party whose consent is required or shall make the notice to each third party whose notice is required as a condition to Closing as designated in SCHEDULE 2.5 (the "REQUIRED CONSENTS"). Seller and Buyer shall cooperate and work together to obtain such consents by, among other things, taking the actions set forth in SCHEDULE 2.5B.

                (b) Reasonable Efforts to Obtain Other Consents; Cooperation. Seller shall use its commercially reasonable efforts to obtain the consent of all third parties whose consent is required in connection with the assignment to Buyer of Third Party Agreements but is not a Required Consent. Seller hereby consents to Buyer, during the period prior to Closing, contacting the other party to each Third Party Agreement to seek consent to the assignment of such agreement or to negotiate a new agreement directly between such third party and Buyer. If the consent to assignment to all other Third Party Agreements has not been obtained by Closing, Seller and Buyer shall cooperate and work together to obtain such consents.

                (c) Sharing of Costs. Seller and Buyer shall each pay one-half of any incremental cost associated with obtaining assignment to Buyer of the Third Party Agreements. For purposes of this Section 2.5(c), "cost" shall mean
(i) any aggregate incremental cost incurred by Buyer under each Third Party Agreement through the remaining term thereof minus (ii) any aggregate incremental savings to Buyer under each Third Party Agreement through the remaining term thereof. Notwithstanding the foregoing, in no event shall Buyer be required to pay more than One Hundred Thousand US Dollars ($100,000.00 USD) for any such incremental costs.

                (d) No Deemed Assignment. Nothing in this Agreement shall be construed as an assignment, license, transfer or conveyance of, or an attempt to assign, license, transfer or convey, any Third Party Agreement if:


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                        (i) such Third Party Agreement is not assignable,
licensable, transferable or conveyable without the consent of a third party (if such consent has not been obtained) and such assignment, license, transfer or conveyance or attempted assignment, license, transfer or conveyance would constitute a breach of such Third Party Agreement (the "NON-TRANSFERABLE THIRD PARTY AGREEMENTS"); or

                        (ii) the remedies for the enforcement of such Third Party Agreement available to Seller would not pass to Buyer (also the "NON-TRANSFERABLE THIRD PARTY AGREEMENTS").

        Seller, to the extent permitted by applicable laws, shall be deemed to have promised to assign, license, transfer or convey all Non-Transferable Third Party Agreements to Buyer as of the Closing Date and shall complete the assignment, license, transfer and conveyance of all Non-Transferable Third Party Agreements immediately upon, but only upon, obtaining, if ever, the required third party consent. Nothing in this Agreement shall be construed as the assignment, assumption, license, transfer, conveyance, novation or delivery of any Non-Transferable Third Party Agreement until such time as delivery and assumption is actually consummated, whether by execution of an assignment in relation thereto or by manifest and clear expression of delivery. To the extent an attempted assignment or assumption of any Non-Transferable Third Party Agreements would be ineffective or would adversely affect the rights or increase the obligations of Seller or Buyer with respect to any such Non-Transferable Third Party Agreements so that Buyer would not, in fact, receive all such rights, or assume the obligations of Seller with respect thereto as they exist prior to such attempted assignment or assumption, then Seller shall promptly pay over to Buyer any monies collected by or paid to or for Seller in respect of any Non-Transferable Third Party Agreement, net of any royalties, payment obligations to third parties, or similar expenses paid or incurred by Seller relating to such Non-Transferable Third Party Agreement, and Seller and Buyer shall cooperate with each other in creating reasonable alternate arrangements that provide Buyer, to the extent reasonably practicable, the same net economic benefit that Buyer would have received if the Non-Transferable Third Party Agreements had been assigned, assumed, licensed, transferred or conveyed on the Closing Date (which arrangements may include, without limitation, sublease, agency, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of Buyer of any and all rights of Seller against an involved third party), to provide for or impose upon Buyer the benefits of such Non-Transferable Third Party Agreements or the obligations of such Non-Transferable Third Party Agreements, as the case may be, and any transfer or assignment to Buyer by Seller of any such asset, or any assumption by Buyer of any such Assumed Obligation, which shall require such consent or authorization of a third party that is not obtained, shall be made subject to such consent or authorization being obtained. In no event shall the foregoing be construed to constitute an assignment, assumption, license, transfer, conveyance or novation of the Non-Transferable Third Party Agreements where such an assignment, assumption, license, transfer or conveyance would constitute a breach or result in the loss or diminution of the Non-Transferable Third Party Agreement. Seller shall not dissolve, wind-up or otherwise cease existence as a corporation until the earliest of the completion of the assignment, assumption, license, transfer and conveyance of all Non-Transferable Third Party Agreements to Buyer or until Seller and Buyer agree to alternative arrangements for such Non-Transferable Third Party Agreements.

        (e) Buyer shall indemnify and save Seller harmless from and against all losses, expenses,


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costs or damages of every nature and kind whatsoever (including attorneys fees and costs) which Seller or its officers, employees or agents may suffer as a direct result of any claims, actions or proceedings ("CLAIMS") brought by a party to any such Non-Transferable Third Party Agreement arising out of Seller's performance after the Closing Date of such Non-Transferable Third Party Agreement pursuant to the provisions of Section 2.5(d)(ii), except for Claims arising out of the negligence or fraud of, or actions not authorized by the provisions of Section 2.5(d)(ii) by, Seller or any of its officers, employees or agents; provided, however, that in no event shall the amounts paid by Buyer pursuant to the foregoing, together with any indemnification payments made by Buyer pursuant to Section 13, exceed the Cap as defined in Section 13.2. Seller shall indemnify and save Buyer harmless from and against all losses, expenses, costs or damages of every nature and kind whatsoever (including attorneys fees and costs) which Buyer or its officers, employees or agents may suffer as a direct result of any Claims brought by a party to any such Non-Transferable Third Party Agreement arising out of the negligence or fraud of, or actions not authorized by the provisions of Section 2.5(d)(ii) by, Seller or any of its officers, employees or agents in connection with performance after the Closing Date of any such Non-Transferable Third Party Agreement; provided, however, that in no event shall the amounts paid by Seller pursuant to the foregoing, together with any indemnification payments by Seller pursuant to Section 13, exceed the Cap as defined in Section 13.3.

        2.6     INTENTIONALLY LEFT BLANK

        2.7     SHARED ACCESS AND RIGHTS. On the terms and conditions of this
Section 2.7, the parties shall have the following rights to certain Purchased Assets, subject to the non-competition obligations set forth in SECTION 9.12:

        (a) Business Records and Customer List Assets. Both Buyer and Seller shall be entitled to copy and use, subject to the terms and conditions of this Agreement, those Business Records and Customer List Assets that are Shared Use. Seller and Buyer shall cooperate in good faith to determine which party shall retain the original and which party shall receive a copy of the Business Records and Customer Lists Assets, provided that, in general, original Business Records and Customer List Assets shall be delivered to the party to whom such Business Records and/or Customer List Assets primarily relate and provided further that each party shall have access to all original Business Records to the extent reasonably required for purposes of compliance with law. To the extent that either Buyer or Seller requires access to an original Business Record or Customer List Asset that is Shared Use which has been delivered to the other party, Buyer and Seller agree to allow such party and its representatives reasonable access to the original.

        2.8 GRANT OF LICENSE. Seller shall enter into software license agreements regarding the Excluded Software and substantially in the forms attached hereto as EXHIBITS D-1, D-2 AND D-3 with each of Corel and CLL (the "COREL LICENSE" and "CCL LICENSEs", respectively) .

PURCHASE PRICE.

In consideration of the sale, transfer, conveyance and assignment of the Purchased Assets to CCL and Corel, CCL and Corel shall pay Seller the aggregate purchase price (the "PURCHASE PRICE") paid as follows:

3.1     DELIVERIES ON CLOSING DATE.

        (a) Delivery to Seller. On the Closing Date Buyer shall pay Seller US$2,000,000 (the "INITIAL CASH PAYMENT"), by wire transfer of funds to Seller. Seller shall provide Buyer with wire transfer instructions on or before such date.

        3.2 DELIVERY ON JUNE 30, 2000. On June 30, 2000, or such earlier date as may be agreed upon by the parties, Buyer shall pay Seller US$2,000,000 by wire transfer of funds to Seller. Seller shall provide Buyer with wire transfer instructions on or before such date.

        3.3 DELIVERY ON SEPTEMBER 30, 2000. On September 30, 2000, or such earlier date as may be agreed upon by the parties, Buyer shall pay Seller US$2,000,000 by wire transfer of funds to Seller. Seller shall provide Buyer with wire transfer instructions on or before such date.

        3.4 DELIVERY ON DECEMBER 31, 2000. On December 31, 2000, or such earlier date as may be agreed upon by the parties, Buyer shall pay Seller US$2,000,000 by wire transfer of funds to Seller. Seller shall provide Buyer with wire transfer instructions on or before such date.

        3.5 DELIVERY ON JANUARY 31, 2001. On January 31, 2001, or such earlier date as may be agreed upon by the parties, Buyer shall pay Seller US$2,000,000 by wire transfer of funds to Seller. Seller shall provide Buyer with wire transfer instructions on or before such date.

        3.6     ROYALTY PAYMENTS.

        (a)     In addition to the payments set out above, for a period of two
(2) years from the Closing Date, Buyer shall pay to Seller an amount equal to five (5%) percent of Net Receipts, up to a maximum of US$2,500,000 in aggregate.

        (b) Buyer shall pay royalties to Seller on a quarterly basis within forty-five (45) days following the end of each calendar quarter and shall include, with each payment of royalties, a report specifying the aggregate royalties earned during the period.

        (c) Buyer will maintain, in accordance with generally accepted accounting principles, complete and accurate books and records in respect of its marketing and distribution of the Acquired Software and the fees and other amounts received therefor.

        (d) For a period of three (3) years from the Closing Date, Seller shall have the right no more often than once per twelve (12) month period, upon reasonable notice to Buyer, to appoint an independent third party to examine Buyer's relevant books and records in order to verify Buyer's compliance with the terms of this Agreement. Any such audit shall be at the expense of

Seller unless the audit reveals an underpayment by Buyer of greater than 5%, in which case Buyer shall reimburse Seller for the reasonable costs of the audit.

        (e) Seller shall not release version 6.03 of the Painter software product in the interim period between the date of execution of this Agreement and the Closing Date; provided that the Closing Date is on or before March 31, 2000 .

        3.7 RESPONSIBILITY FOR PAYMENT. Notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that pursuant to internal arrangements between CCL and Corel, CCL and Corel have agreed that CCL shall pay 94% of the Purchase Price and Corel shall pay 6% of the Purchase Price; provided, however, that as between Buyer and Seller, CCL and Corel shall be jointly and severally liable for Buyer's obligations under this Agreement.

        3.8 LATE PAYMENT. Any late payments shall bear interest as and from the date of default at the rate of 1.5% per month.

4.0     OBLIGATIONS ASSUMED.

        4.1 ASSUMPTION OF OBLIGATIONS. Buyer agrees, upon consummation of, and effective as of, the Closing Date, to assume those, and only those, obligations of Seller expressly listed on SCHEDULE 4.1 attached hereto (the "ASSUMED OBLIGATIONS").

        4.2 LIABILITIES AND OBLIGATIONS NOT ASSUMED. Except as expressly set forth in Schedule 4.1, Buyer shall not assume or become obligated in any way to pay any liabilities, debts or obligations of Seller or its business. All liabilities, debts and obligations of Seller not expressly assumed by Buyer hereunder are hereinafter referred to as the "NONASSUMED LIABILITIES." Non-Assumed Liabilities shall include, without limitation, the following: (i) obligations or liabilities of Seller to the extent they relate to Excluded Assets; (ii) any liabilities or obligations of Seller or its affiliates now or hereafter arising from or with respect to (a) the termination by Seller of the employment of any current or future employees of Seller or any of its affiliates, (b) any other claims brought against Seller arising from Seller's employment of any person, (c) any existing or future employee benefit plans of Seller or any of its affiliates whether or not under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (d) any present or future obligations or liabilities of Seller or any of its affiliates to existing or future employees of Seller or any of its affiliates under applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including without limitation, state unemployment or disability laws or regulations, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or the Federal Worker Adjustment and Retraining Act ("WARN"), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, Older Workers' Benefit Protection Act, the Equal Pay Act of 1963, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the National Labor Relations Act, the Fair Labor Standards Act, (e) any overtime pay, wages, salary, vacation or severance pay obligations of Seller or any of its affiliates, and (f) any contracts, agreements or arrangements between Seller or its affiliates and any contractor, consultant, or sales representative which are not Assumed Obligations; (iii) all trade accounts and operating costs payable and accrued liabilities of the Business incurred in the ordinary course of the routine daily affairs of the Business, which shall be paid by Seller; (iv) any obligations relating to Seller's real estate leases; and (v) any insurance premiums under any insurance policy of Seller relating to the Business.

        4.3 NO OBLIGATIONS TO THIRD PARTIES. Assumption by Buyer of any liabilities or obligations of Seller pursuant to this Agreement or any Buyer Closing Document (as defined in SECTION 12.3 below) shall in no way expand the rights or remedies of third parties against Buyer as compared to the rights and remedies such parties would have against Seller if the Closing were not consummated.

5.      CLOSING.

        The consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Obligations contemplated hereby (the "CLOSING") will take place at the offices of the Seller in Scotts Valley, California, at the earliest practicable date after all of the conditions to closing set forth in this Agreement have been satisfied or waived in writing, or at such other time or date, and at such other place, of such other means of exchanging documents, as may be agreed to by the parties hereto (the date of the Closing referred to herein as the "CLOSING DATE").

6.      REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer hereby represents and warrants to Seller that, except as set forth in the Schedules to this Agreement, all of the following statements are true, accurate and correct:

        6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Corel and CCL are each corporations duly organized and validly existing under the laws of Canada and Ireland, respectively; Corel is in good standing under the laws of Ontario; and each such corporation has all requisite corporate power and authority to carry on its business as now conducted and to enter into this Agreement and the transactions contemplated hereby. Each of Corel and CCL is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have an adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

        6.2 AUTHORIZATION. All corporate action on the part of each of Corel and CCL and their respective officers and directors necessary for the authorization, execution and delivery of this Agreement and the Buyer Closing Documents, the performance of all obligations of Buyer hereunder and thereunder, has been taken, and this Agreement and the Buyer Closing Documents constitute the valid and legally binding obligations of Corel and/or CCL as the case may be, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Buyer's Boards of Directors have approved the transactions contemplated by this Agreement and the Buyer Closing Documents. No approval of Corel's shareholders is required to effect the transactions contemplated by this Agreement or by the Buyer Closing Documents.

        6.3 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Buyer is required in connection with the consummation of the transactions contemplated by this Agreement.

        6.4 LITIGATION. There is no action, suit, proceeding or investigation pending or currently threatened against the Buyer that questions or affects the validity of this Agreement or the Buyer Closing Documents, or the right or ability of the Buyer to enter into this Agreement or the Buyer Closing Documents or to consummate the transactions contemplated hereby or thereby. Buyer is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that could reasonably be expected to have a material adverse effect on Buyer's business or ability to consummate the transactions contemplated hereby. There is no action, suit, proceeding or investigation by Buyer currently pending or threatened or that Buyer intends to initiate related to the transactions contemplated hereby.

        6.5 COMPLIANCE WITH OTHER INSTRUMENTS. The execution, delivery and performance of this Agreement and the Buyer Closing Documents and the consummation of the transactions contemplated hereby and thereby will not result in any violation or default of any provision of Buyer's charter documents, or of any instrument, judgment, order, writ or decree that could reasonably be expected to have a material adverse effect on Buyer's business or ability to consummate the transactions contemplated hereby or, to the best of Buyer's knowledge, any violation or default of any provision of any federal or state statute, rule or regulation applicable to Buyer that could reasonably be expected to have a material adverse effect on Seller or on Buyer's business or ability to consummate the transactions contemplated hereby.

        6.6 BROKERAGE AND FINDER'S FEES. Neither Buyer nor any of its affiliates has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Seller.

        6.7 DISCLOSURE. To Seller's knowledge, this Agreement, the Seller Closing Documents and other information delivered in connection herewith or therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

7.      REPRESENTATIONS AND WARRANTIES OF SELLER.

        Seller hereby represents and warrants to Buyer that, except as set forth in the Schedules to this Agreement, all of the following statements are true, accurate and correct.

        7.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and use its assets, to carry on its business as now conducted and to enter into this Agreement and the transactions contemplated hereby. Seller is duly qualified to transact business and is in good standing in the State of California and each other jurisdiction in which the failure to so qualify would have a material adverse effect on the Purchased Assets.

        7.2 AUTHORIZATION. All corporate action on the part of Seller, its officers and directors necessary for the authorization, execution and delivery of this Agreement and the Seller Closing Documents, and the performance of all obligations of Seller hereunder and thereunder, has been taken, and this Agreement and the Seller Closing Documents constitute valid and legally binding obligations of Seller, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Seller's Board of Directors has approved the transactions contemplated by this Agreement and the Seller Closing Documents. No approval of Seller's stockholders is required to effect the transactions contemplated by this Agreement or the Seller Closing Documents.

        7.3 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Seller is required in connection with the consummation of the transactions contemplated by this Agreement.

        7.4 LITIGATION. Except as set forth on SCHEDULE 7.4 hereto, there is no action, suit, proceeding or investigation pending, or to the knowledge of Seller, currently threatened against Seller. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending, or to the knowledge of Seller, threatened against Seller (or any reasonable basis therefor known to Seller for any such action, suit, proceeding or investigation to be initiated within the foreseeable future) involving the employment or prior employment of any of Seller's employees, their use in connection with Seller's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Seller is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that could reasonably be expected to have a material adverse effect on the Purchased Assets. There is no action, suit, proceeding or investigation by Seller currently pending or that Seller intends to initiate.

        7.5 COMPLIANCE WITH OTHER INSTRUMENTS. Seller is not in violation or default of any provision of its Certificate of Incorporation or Bylaws, or of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound and, to its knowledge, of any provision of any federal or state statute, rule or regulation applicable to Seller. The execution, delivery and performance of this Agreement and the Seller Closing Documents and the consummation of the transactions contemplated hereby and thereby will not (other than in connection with any Permitted Encumbrances)
(i) result in any such violation or default, (ii) result in a violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any material loan, note, indenture, mortgage, deed of trust, security agreement, lease, contract, license or other agreement to which Seller is a party or by which Seller or any of the Purchased Assets is bound, (iii) to the best of Seller's knowledge, violate any laws, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or government body, or (iv) result in the creation of any Encumbrance upon the Purchased Assets or the suspension, revocation, impairment, forfeiture, or nonrenewal of any Permit.

        7.6 PROPRIETARY INFORMATION. It is Seller's standard practice to require that every employee and contractor execute a proprietary information and inventions agreement. Each employee and contractor involved with the development of the Acquired Software, or Purchased Assets whose failure to execute a proprietary information and inventions agreement could reasonably be expected to have a material adverse effect on the Purchased Assets or Buyer's ability to commercially exploit the Purchased Assets has a executed a proprietary information and inventions disclosure agreement substantially in the form attached hereto as SCHEDULE 7.6.

        7.7 RELATED-PARTY TRANSACTIONS. Except to set forth on SCHEDULE 7.7, no officer or director of Seller, member of his or her immediate family or affiliate thereof is a party to or has an interest in any contract or agreement included in the Purchased Assets or Assumed Obligations.

        7.8 PERMITS. Seller has all Permits necessary for the commercial exploitation of the Acquired Software worldwide, the lack of which could reasonably be expected to materially and adversely affect the business, properties, prospects or financial condition of the Purchased Assets, each of which is described in SCHEDULE 7.8 hereto. The Permits described in Schedule 7.8 include all franchises, permits, licenses and similar authority related to the Purchased Assets and all Permits necessary to transfer the Purchased Assets to CCL and Corel as contemplated by this Agreement. Seller is not in default in any material respect under any of such permits.

        7.9 ENVIRONMENTAL AND SAFETY LAWS. To Seller's knowledge, neither Seller nor any of the office space currently occupied by Seller (the "FACILITIES") has violated, or is in violation of, any federal, state or local law, ordinance or regulation relating to industrial hygiene, occupational health and safety, disposal of Hazardous Materials (as defined below) or the environmental conditions on the Facilities, including but not limited to, soil and ground water conditions that could reasonably be expected to have a material adverse effect on the Purchased Assets. Seller has not used, generated, manufactured or stored on or under any part of the Facilities, or transported to or from any part of the Facilities, any Hazardous Materials in violation of CERCLA (as defined below) or any other applicable state or federal environmental law. Seller has no knowledge of any presence, disposals, releases or threatened releases of any

Hazardous Materials on, from or under any part of the Facilities. For purposes of this Section, "HAZARDOUS MATERIALS" means any hazardous or toxic substance, material or waste that is regulated or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance" or "hazardous chemical" or similar hazardous substance under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any other similar state or federal law, statute, ordinance, rule or regulation having a scope of purpose similar to that of CERCLA.

        7.10 PURCHASED ASSETS. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Subject to restrictions related to the Permitted Encumbrances, title to all the Purchased Assets is freely transferable from Seller to CCL or Corel, as applicable, without obtaining the consent or approval of any person or party. Seller is not restricted by any Seller Agreement (as defined in SECTION 7.18) from licensing, sublicensing or redistributing the Acquired Software anywhere in the world in any media or by any means. Except for failure to obtain consent to assignments under the Non-Transferable Third Party Agreements, the validity and effectiveness of each Seller Agreement will not be affected by the transfer thereof to Buyer under this Agreement, and all such Seller Agreements are assignable to Buyer without a consent from any third party, except for the Non-Transferable Third Party Agreements. There is no element necessary for the commercial exploitation of the Acquired Software that is not included in the Purchased Assets or that has not been otherwise licensed to Buyer by Seller.

        7.11 TAX RETURNS, PAYMENTS AND ELECTIONS. At the Closing, there will be no federal, state, or local tax liens against or any unsatisfied liability for taxes of any kind imposed on or levied with respect to any of the Purchased Assets to be transferred hereunder other than liens for any such taxes which have not become due and payable. Seller has paid or will pay, when due, any federal, state or local taxes accruing prior to the Closing Date with respect to the Purchased Assets or Seller's business which, if unpaid, may result in a liability of Buyer or an Encumbrance against any of the Purchased Assets. As a result of the consummation of the transactions contemplated by this Agreement, Buyer shall not become liable for any parachute payments, as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "CODE"). All documents to which Seller is a party, which relate to the Purchased Assets and which are subject to stamp duty in Ireland (other than documents deliverable pursuant to this Agreement or in connection with the transactions contemplated by this Agreement), have been duly stamped and the appropriate stamp duty paid.

        7.12 SALES LEVELS; RETURNS AND COMPLAINTS. The written information Seller has provided to Buyer regarding the Acquired Software sales levels for the past twenty-four (24) months is true and accurate in all material respects. Seller has not received any material written complaints (other than such complaints as have been resolved prior to the date of this Agreement) from customers concerning the Acquired Software or related services, nor has it had any returns of Acquired Software since January 1, 2000 in excess of Seller's reserves established as of December 31, 1999, nor does Seller know of any reasonable basis for a specific customer complaint or a product return that could reasonably be expected to have a material adverse effect on the Purchased Assets taken as a whole. Seller has not received written notice, and has no specific reason to believe (other than as the result of announcement or consummation of the transactions contemplated by this Agreement) that any customer will terminate its relationship, decrease the volume of purchases or stop purchasing or licensing the Acquired Software after the Closing.

        7.13 PRODUCTS IN CHANNEL. SCHEDULE 7.13 sets forth a report compiled from third party sources and used by Seller in the ordinary course of business to estimate channel inventories, setting forth the month-end aggregate dollar volume of Acquired Software in the distribution channel for December 1999, January 2000, February 2000 and through March 6, 2000.

        7.14 FINANCIAL CONDITION. Seller is now, and after Closing will be, solvent and able to pay its obligations as they become due. The audited financial statements of Seller for the year ended December 31, 1998, and the unaudited financial statements for the fiscal quarters ending March 31, 1999, June 30, 1999 and September 30, 1999 (the "SELLER FINANCIAL STATEMENTS") provided to Buyer as SCHEDULE 7.14 are true and accurate and fairly present the financial condition of Seller as of such dates and the results of operations of Seller for such period. The financial records relating to the Business have been provided to Buyer and have been prepared in a manner that is consistent with Seller's internal business and financial accounting methods, which internal business and financial accounting methods are in accordance with generally accepted accounting principles.

        7.15 INTELLECTUAL PROPERTY. SCHEDULES 1.1, 1.2, 1.14 AND 1.37 are collectively an accurate and complete list of all the Intellectual Property Assets owned or under development by Seller that are related to the Acquired Software, Acquired Patents, Trademarks and Domain Names and with respect to patents, trademarks, domain names, service marks, copyrights, and mask work registrations, lists the application and registration number, date of application or date of registration and country of filing for each such right, if any. Seller has, and at Closing will transfer or cause to be transferred to Buyer, sufficient title and ownership of all right, title and interest necessary for or used in the commercial exploitation of the Purchased Assets worldwide without conflict with or infringement of the rights of others which conflict or infringement could reasonably be expected to have a material adverse effect on the Purchased Assets.

                (a) Except as specified on SCHEDULE 7.15, Seller is the sole and exclusive owner of the Intellectual Property Assets, except for Permitted Encumbrances, and to the best of its knowledge, is the sole and exclusive owner of the Acquired Patent Rights. There are no outstanding options, licenses, or agreements of any kind to which Seller is a party relating to the Intellectual Property Assets, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, other than the Contracts. Seller has not received any written or, to its knowledge, oral communications alleging that Seller has violated, or that the transactions contemplated by this Agreement could violate, any of the intellectual property rights of any other person or entity.

                (b) Seller is not aware that any of its employees is obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would conflict with the use by Buyer of the Intellectual Property Assets, or that would interfere with the ability of Buyer to use, license or sell the Intellectual Property Assets. Each employee of Seller has executed a confidentiality agreement with Seller agreeing to maintain the confidentiality of confidential or proprietary information of Seller and the confidential or proprietary information of third parties received by Seller. Neither the execution nor delivery of this Agreement or the Seller Closing Documents will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. To Seller's knowledge, the operation of the Business does not require the use of any inventions of any of Seller's past or present employees or consultants made prior to their employment by Seller.

        7.16    INTENTIONALLY LEFT BLANK.

        7.17    INTENTIONALLY LEFT BLANK.

        7.18 AGREEMENTS. SCHEDULE 7.18 hereto lists all material Proprietary Rights Agreements, Contracts and all other agreements, understandings and commitments of Seller related to the Purchased Assets, whether written or oral (other than oral agreements to employ employees of Seller) ("SELLER AGREEMENTS"). Seller is not in violation, breach or default of any contract or agreement included in the Assumed Obligations or any other material Seller Agreements listed in SCHEDULE 7.18. Seller has delivered or made available to Buyer for review a true and correct copy of each written contract or agreement included in the Purchased Assets and has provided a written summary of any material verbal contracts and agreements relating to the Purchased Assets.

        7.19 SOFTWARE. SCHEDULE 1.1 is an accurate and complete listing of all software programs included in the Acquired Software, including the language in which they are written and the type of operating systems and hardware platform(s) on which they run. Seller has sole ownership of the Acquired Software, free and clear of any Encumbrance, except for Permitted Encumbrances. No rights or waiver of rights (including moral rights) of any third party are necessary to market, license, sell, modify, update and/or create Derivative Works with respect to, and otherwise to conduct the Business with respect to, the Acquired Software. Except for general business third party software which is readily and currently commercially available and which is not embedded in or necessary to run any of the Acquired Software, no other software is required to operate the Acquired Software.

                (a) Seller maintains machine-readable master-reproducible copies, properly documented source code and source code listings, technical documentation and user manuals for the most current releases or versions of each software program included in the Acquired Software and for all earlier releases or versions thereof currently being supported by Seller; in each case, the machine-readable copy substantially conforms to the corresponding source code listing; such software program is written in the programming language set forth on SCHEDULE 1.1, for use on the operating system(s) and hardware set forth in
SCHEDULE 1.1; such software program can be maintained and modified by reasonably competent programmers familiar with such language, hardware and operating systems; and in each case, the software program operates substantially in accordance with the user manual and product specifications therefor without material operating defects. The documentation, manuals flow charts and other materials which Seller is transferring or licensing hereunder documents in reasonable detail all of the functions of the Acquired Software and are sufficient and adequate to provide for their use by end-users. Buyer acknowledges that Seller has given Buyer full opportunity to carefully review and examine the source code and other technological information relating to the Acquired Software; and Buyer acknowledges and agrees that it is comfortable with the documentation contained in such source code.

                (b) Seller has used reasonably diligent efforts to obtain and maintain its ownership of the Acquired Software, including, without limitation, registration of the Acquired Software with the appropriate governmental authorities. Seller has not disclosed the source code for any of the Acquired Software or other confidential or proprietary information constituting, embodied in or pertaining to the Acquired Software to any person and has used reasonably diligent efforts to prevent such disclosure, other than disclosure of such source code to employees or independent contractors of Seller, in each case pursuant to valid and binding agreements with such persons or entities reasonably designed to protect the confidentiality of, and Seller's intellectual property rights in, the Acquired Software; which agreements are in full force and effect. Seller has not distributed, received or made available Acquired Software except pursuant to the Contracts. No licensees of Seller are permitted to use or distribute the Acquired Software except pursuant to valid written license agreement, a form of which has been provided to Buyer.

        7.20 BREACHES AND DEFAULTS. Each Seller Agreement is a valid and binding agreement of Seller, enforceable by Seller in accordance with its terms in all material respects, except as such enforceability may be limited by general principles of equity or applicable bankruptcy insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies, and Seller does not have any knowledge that any Seller Agreement is not a valid and binding agreement of the other party or parties thereto. Seller has fulfilled all material obligations required pursuant to the Seller Agreements to have been performed by Seller on its part prior to the date hereof. Seller is not in material violation or breach of, or default under any Seller Agreement. To the knowledge of Seller, there is no existing breach or default by any other party to any Seller Agreement which could entitle Seller to terminate the Seller Agreement, and no event has occurred which with the passage of time or giving of notice or both could constitute a default by such other party, result in a loss of rights or result in the creation of any lien, charge or Encumbrance (other than Permitted Encumbrances) thereunder or pursuant thereto. The validity and effectiveness of each Seller Agreement will not be affected by the transfer thereof to Buyer under this Agreement and all such Agreements are assignable to Buyer without consent, except as indicated on Schedule 2.5. True, correct and complete copies of all Seller Agreements have previously been delivered or made available by Seller to Buyer.

        7.21 INFRINGEMENT. None of the Purchased Assets has materially violated or infringed upon, or is materially violating or infringing upon, any software, copyright, patent, trade secret or other intellectual or proprietary right (other than patent rights) of any third party. SCHEDULE 7.21 contains a complete list of all written correspondence, communications, notices, claims and proceedings by third parties alleging any right, title or interest in or to the Purchased Assets, or asserting that the Purchased Assets violate or infringe in any respect the proprietary rights of others. There are no claims pending or, to the knowledge of Seller, threatened by any third party against Seller (i) alleging that Seller's ownership, sale, licensing, possession or use of, or disclosure or transfer to Buyer of, the Purchased Assets infringes upon or constitutes an unauthorized use of the intellectual property rights of any third party or (ii) challenging or questioning Seller's ownership of, or the validity or effectiveness of, Seller's ownership of, the Purchased Assets, nor, to the knowledge of Seller, is there any basis for, any such claim. Seller has no disputes with or claims against any third party for infringement by such third party of any Intellectual Property Assets (except for disputes against third party software distributors that may be infringing one or more of the Patents described in SCHEDULE 1.2). Seller has taken reasonable and commercially prudent steps to protect its right, title and interest in and to or its right to use (as applicable) such Intellectual Property Assets. To the best knowledge of Seller, no third party is violating or infringing upon, or has violated or infringed upon at any time, any of the Intellectual Property Assets (except for disputes against third party software distributors that may be infringing one or more of the Patents described in SCHEDULE 1.2). Except as otherwise disclosed in
SCHEDULE 2.1, none of the Intellectual Property Assets is owned by or registered in the name of any current or former owner, shareholder, partner, director, executive, officer, employee, salesperson, agent, customer, representative or contractor of Seller nor does any such person have any interest therein or right thereto, including but not limited to the right to royalty payments. SCHEDULES 1.1, 1.2, 1.14, 1.36, 7.15, 7.18 list all Intellectual Property Assets, Domain Names, Seller Agreements and the Acquired Software necessary or important for Buyer to commercially exploit the Purchased Assets.

        7.22 CUSTOMER CONTRACTS. Seller has not entered into any contractual obligation to release any additional version or upgrade of the Acquired Software.

        7.23 ADVANCES AND DEPOSITS. SCHEDULE 7.23 sets forth all advances or deposits from customers for Acquired Software to be shipped, or services to be performed related to the Acquired Software, after the Closing Date which have been received by Seller as of the date hereof.

        7.24 EMPLOYEE MATTERS. Seller will deliver to Buyer at Closing a list of the names and titles of all persons currently and directly employed in the Business (the "EMPLOYEES"), together with the amount of their current compensation and their service date.

        7.25 LABOR AND EMPLOYEE RELATIONS. Seller is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to Seller's knowledge, has sought to represent any of the employees, representatives or agents of its business. There is no strike or other labor dispute involving Seller, pending, or to Seller's knowledge, threatened, that could have a material adverse effect on Seller's assets, properties, financial condition, operating results, or business, nor is Seller aware of any labor organization activity involving its employees.

        7.26 BROKERAGE AND FINDER'S FEES. Neither Seller nor any of its affiliates has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Buyer or the Purchased Assets, except for Alliant Partners, whose fees and expenses shall be paid by Seller pursuant to an agreement between Seller and Alliant Partners.

        7.27 DISCLOSURE. To Seller's knowledge, this Agreement, the Seller Closing Documents and other information delivered in connection herewith or therewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

        7.28 YEAR 2000 COMPLIANCE. Without limiting any other warranty or obligation specified in this Agreement, Seller expressly warrants to Buyer that the Purchased Assets are and at all times will be Year 2000 Compliant. "Year 2000 Compliant" means that the Purchased Assets will not, as a result of processing data containing dates in the year 2000 and any preceding and following years, fail to initiate and operate and to correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations) when the date being used is in the year 2000, or in a year preceding or following the year 2000; nor cause or result in an abnormal termination or ending of operations.

8.      COVENANTS OF BUYER.

        8.1 SELLER CONFIDENTIAL INFORMATION. For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" means all copies of financial information, marketing and sales information, pricing, marketing plans, business plans, financial and business projections, manufacturing processes and procedures, formulae, methodologies, inventions, product designs, product specifications, source code, customer lists, customer data, drawings, and other confidential and/or proprietary information. Confidential information of Seller disclosed to Buyer in the course of negotiating or performing the transaction contemplated by this Agreement ("SELLER CONFIDENTIAL INFORMATION") will be held in confidence and not used or disclosed by Buyer until the expiration of five (5) years after the Closing Date and will be promptly destroyed by Buyer or returned to Seller upon Seller's written request to Buyer; provided, however, that from and after the Closing, Seller Confidential Information shall not include any information or assets included in or related to the Purchased Assets. Buyer's employees, affiliates and shareholders will not be given access to Seller Confidential Information except on a "need to know" basis. Buyer shall take reasonable precautions to protect the Seller Confidential Information from disclosure, including such measures as Buyer take with respect to their own confidential information. It is agreed that Seller Confidential Information will not include information that:
(a) (with respect to information received from Seller) Buyer can demonstrate was known to Buyer, as the case may be, prior to receipt of such information from Seller; (b) is disclosed to Buyer by a third party having the legal right to disclose such information and who owes no obligation of confidence to the Seller; (c) is now, or later becomes part of the general public or industry knowledge, other than as a result of a breach of this Agreement by Buyer; or (d) Buyer can demonstrate was independently developed by Buyer without the use of any Seller Confidential Information.

        8.2 TRANSFER TAXES. The Buyer shall bear the burden of any stamp duty tax or any other non-U.S. sales, use or other tax (except for taxes based on Seller's income) imposed in connection with the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall each bear the burden of any other U.S. sales, use and other taxes (except for taxes based on Seller's income) imposed in connection with the consummation of the transactions contemplated by this Agreement, in the manner imposed on each of them by law, as the case may be. The Seller and the Buyer agree to cooperate in good faith with each other, and to use their commercially reasonable efforts, to minimize the taxes described in this SECTION 8.2.

        8.3 FURTHER ASSURANCES. From and after the Closing Date, Buyer shall promptly execute and deliver such further assignments, assumptions, endorsements and other documents as Seller may reasonably request for the purpose of effecting the transfer of Seller's title to or right to use the Purchased Assets to CCL and Corel and/or carrying out the provisions and intent of this Agreement and the Buyer Closing Documents.

        8.4 COOPERATION IN LITIGATION. In the event of any litigation against Seller that relates to any Assumed Obligation or the Business, Buyer agrees to cooperate at Seller's sole cost and expense in Seller's defense of such litigation as required by law or as otherwise reasonably requested by Seller, including making Buyer's retained employees reasonably available to the extent that doing so would not unduly interfere with Buyer's business.

        8.5 UPDATING AND DISTRIBUTION OF PRODUCT. Buyer agrees to produce at least one full upgrade of the Bryce and KPT products during the eighteen (18) month period from Closing. Buyer shall also use commercially reasonable efforts to produce at least one full upgrade of the Painter product during the same time period. For the purposes of this Section 8.5, a "full upgrade" means a change to the left of the decimal place in the version number of the product.

        8.6 SURVIVAL OF COVENANTS. The covenant set forth in Section 8.1 shall survive the termination of this Agreement for any reason. Each of the covenants set forth in Sections 8.2 to 8.6, inclusive, or otherwise made by Buyer in this Agreement shall survive the Closing.

9.      COVENANTS OF SELLER.

Seller covenants and agrees with Buyer as follows:

        9.1 CARRY ON BUSINESS IN ORDINARY COURSE. From the Effective Date to the Closing

Date, Seller will carry on its business related to the Purchased Assets in the ordinary course consistent with Seller's past practices. Seller agrees to use reasonable efforts to protect and preserve the Purchased Assets and to preserve the goodwill of its customers, suppliers and others having business relations with its Business. Without limiting the generality of the foregoing, without Buyer's prior written consent, Seller shall not:

                (a) engage in any transaction that is inconsistent with any representation or warranty of Seller set forth herein, or the transactions contemplated hereby, or could reasonably be expected to cause a material breach of any representation or warranty that would have a material adverse effect on the Purchased Assets taken as a whole;

                (b) sell, transfer, convey, assign, lease, license or otherwise dispose of any of the Purchased Assets, or cancel, rescind, waive, release, fail to renew or forgive any material contracts or claims of Seller except, in each case, in the ordinary course of its Business consistent with Seller's past practices, prior to December, 1999;

                (c) mortgage, pledge, subject to a lien, or grant a security interest in, or otherwise encumber, any of the Purchased Assets; or

                (d) ship units of Acquired Software into its distribution channel at a rate in excess of US$ 300,000 per month without Buyer's consent, which will not be unreasonably withheld so long as such shipments will not significantly increase the inventory of Acquired Software in the channel at Closing.

        9.2 ACCESS TO INFORMATION. From the Effective Date to the Closing Date, Seller will afford to the representatives of Buyer, including, without limitation, its counsel and auditors, access, at the Seller's offices in Scotts Valley, CA, to any and all of the Purchased Assets and information with respect thereto (except for attorney-client privileged information) to the end that Buyer may have a reasonable opportunity to make such a full investigation of the Purchased Assets and of the Acquired Software in advance of the Closing Date as Buyer shall reasonably desire, and the officers of Seller will confer with representatives of Buyer and will furnish to Buyer, either orally or by means of such records, documents and memoranda as are available or reasonably capable of preparation, such information as Buyer may reasonably request, and Seller will furnish to Buyer's auditors all consents and authority that they may reasonably request in connection with any examination of Buyer.

        9.3 CONSENT OF THIRD PARTIES. Prior to and after the Closing Date, Seller shall take the actions set forth in SECTION 2.5 to obtain the consent in writing of all persons necessary to permit Seller to assign and transfer all of the Purchased Assets (including but not limited to the Third Party Agreements) to Buyer, free and clear of all Encumbrances (other than the Assumed Obligations) and to perform its obligations under, and to conclude the transactions contemplated by, this Agreement.

        9.4 ERIC WENGER. Prior to the Closing Date, Seller shall take all commercially reasonable action to obtain the waiver in writing of Eric Wegner of his right to terminate the software license agreement between him and Seller (as successor in interest), dated July 1, 1994.

        9.5 FURTHER ASSURANCES. From and after the Closing Date, Seller shall promptly execute and deliver to Buyer any and all such further assignments, endorsements and other documents as Buyer may reasonably request for the purpose of effecting the transfer of Seller's title to or, as applicable, right to use, the Purchased Assets to CCL and Corel and/or carrying out the provisions and intent of this Agreement and the Seller Closing Documents.

        9.6     CONFIDENTIAL INFORMATION.

         (a) Buyer Confidential Information. Confidential information of Buyer disclosed to Seller in the course of negotiating or performing the transaction contemplated by this Agreement ("BUYER CONFIDENTIAL INFORMATION") will be held in confidence and not used or disclosed by Seller until the expiration of five
(5) years after the Closing Date and will be promptly destroyed by Seller or returned to Buyer upon Buyer's written request to Seller. Seller's employees, affiliates and shareholders will not be given access to Buyer Confidential Information except on a "need to know" basis. Seller shall take reasonable precautions to protect the Buyer Confidential Information from disclosure, including, without limitation, such measures as Seller take with respect to their own confidential information. It is agreed that Buyer Confidential Information will not include information that: (a) (with respect to information received from Buyer) Seller can demonstrate was known to Seller, as the case may be, prior to receipt of such information from Buyer; (b) is disclosed to Seller by a third party having the legal right to disclose such information and who owes no obligation of confidence to the Buyer; (c) is now, or later becomes part of the general public or industry knowledge, other than as a result of a breach of this Agreement by Seller; or (d) Seller can demonstrate was independently developed by Seller without the use of any Buyer Confidential Information.

         (b) Confidential Information Related to Purchased Assets. From and after the Closing, Seller will not retain, use or disclose any Confidential Information included in or relating to the Purchased Assets, and Seller shall take reasonable actions and precautions to ensure that such Confidential Information is not retained, used or disclosed by Seller's employees, affiliates or shareholders.

        9.7 COOPERATION IN LITIGATION. In the event of any litigation against Buyer that relates to any Assumed Obligation or the Business conducted before the Closing Date, Seller agrees to cooperate at Buyer's sole cost and expense in Buyer's defense of such litigation as required by law or as otherwise reasonably requested by Buyer, including making Seller's retained employees reasonably available to the extent that doing so would not unduly interfere with Seller's business.

        9.8 MAIL AND COMMUNICATIONS. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller pertaining to the Purchased Assets, including, without limitation, orders from customers for items of Acquired Software.

        9.9     INTENTIONALLY LEFT BLANK.

        9.10 TRANSFER TAXES. Seller shall pay and promptly discharge, and Buyer harmless from any loss or expense associated with, any Irish stamp tax imposed on any licenses or sublicenses between Seller and CCL.

        9.11 NON-SOLICITATION. (a) From and after the Effective Date for a period of five (5) business days, or the termination of this Agreement in accordance with its terms, Seller shall not, and shall use its best efforts to see that its directors do not, and shall not permit its officers, employees, representatives, investment bankers, agents and affiliates to, directly or indirectly, (i) solicit, initiate or engage in discussions or negotiations with any Person, encourage submission of any inquiries, proposals or offers by, or take any other action intended or designed to facilitate the efforts of any Person, other than Buyer, relating to the possible acquisition of the Acquired Software or the Purchased Assets (or any material portion thereof) (with any such efforts by any such person referred to as an "ACQUISITION PROPOSAL"),(ii) provide any non-public information with respect to Seller, or afford any access to the properties, books or records of Seller, to any Person other than Buyer, relating to a possible Acquisition Proposal by any Person other than Buyer,
(iii) make or authorize any statement, recommendation or solicitation in support of any possible Acquisition Proposal by any person, other than by Buyer, or (iv) enter into an agreement with any Person, other than Buyer, providing for a possible Acquisition Proposal. Notwithstanding the foregoing, if contacted by a Person who expresses interest in purchasing all, or a portion of, the Acquired Software or Purchased Assets, Seller may, during the five (5) business day period set out above, inform such Person that Seller has entered into a conditional asset purchase agreement with respect to the Acquired Software and Purchased Assets and that Seller may be interested to engaging in further discussions with such person once the five (5) business day period has expired.

        (b) Seller shall be responsible for any breach of this Section by any of its subsidiaries or affiliated entities and its and their directors, officers, employees, representatives, investment bankers, agents and affiliates.

        9.12 NON-COMPETITION. From the Closing Date until December 31, 2003, Seller shall not release, market, sell or distribute any product that competes, in any significant way, with any of the Purchased Assets; provided, however, that as to any company into which Seller merges or which otherwise succeeds to Seller's obligation pursuant to this section ("Acquiring Company"), this shall only restrict the Acquiring Company from using any of Seller's assets or technology from competing, in any significant way, with any of the Purchased Assets.

        9.13 SURVIVAL OF COVENANTS. Each of the covenants set forth in Sections 9.3 through 9.10, inclusive, or otherwise made by Seller in this Agreement shall survive the Closing. The covenants set forth in Section 9.6 above shall, in addition, survive the termination of this Agreement for any reason.

10.     COVENANTS AND AGREEMENTS RELATED TO EMPLOYEES.

        10.1 OFFERS OF EMPLOYMENT. At any time after the Closing, Buyer shall be entitled to make written offers of employment to Employees currently involved in the commercial exploitation of the Purchased Assets. Those Employees who accept such offers and report to work for Buyer shall hereinafter collectively be referred to as the "TRANSFERRED Employees." Seller hereby consents to the hiring of such Transferred Employees by Buyer and waives, with respect to the employment by Buyer of such Transferred Employees, any claims or rights Seller may have against Buyer or any such Transferred Employee under any non-competition agreement that relates to the Purchased Assets, any confidentiality agreement that relates to the Purchased Assets or any employment agreement in effect at the Closing Date.

        10.2 EMPLOYMENT TAXES. Seller shall be responsible for any withholding or employment taxes with respect to all Seller's Employees attributable to periods of service ending on or before such Employee's termination of employment with Seller ("TERMINATION Date") and shall be responsible for filing all federal, state and local employment tax returns with respect to such Employees attributable to periods of service ending on or before such Employees' Termination Date.

        10.3 WARN COMPLIANCE. In the event that Seller effects a reduction or cessation of the operations or workforce that exists to service or support Purchased Assets prior to or subsequent to the Closing, Seller shall perform and undertake all acts as may be necessary to comply with the applicable provisions of Federal Worker Adjustment and Retraining Act ("WARN") and other laws.

        10.4 CONTRACT OBLIGATIONS. Seller shall be responsible for any liability for any employment contract or employment contractual obligations (including, without limitation, responsibility for any bonuses accrued or payable with respect to any period ending on or before a Transferred Employee's Termination Date) to Transferred Employees entered into prior to such Transferred Employee's Termination Date that accrue or become payable on or before such Transferred Employee's Termination Date. Seller shall be responsible for any liability with respect to any claims of discrimination under state or federal law that accrue or arise on or before such Transferred Employee's Termination Date. For purposes of this ARTICLE 10, "HIRE DATE" shall mean the date upon which a Transferred Employee reports to Buyer for work as an employee of Buyer. Buyer shall be responsible for any liability for any employment contract or employment contractual obligations to Transferred Employees entered into on or after such Transferred Employee's Hire Date.

        10.5 SEVERANCE PAYMENTS. Seller is responsible for the severance liability, if any, with respect to any Employees who do not become Transferred Employees. Seller is also responsible for the severance liability, if any, arising by virtue of Transferred Employees leaving the employment of Seller to become employees of Buyer.

        10.6 NO SOLICITATION OF FORMER EMPLOYEES. Except as provided by law and except for general solicitation, for a period of one year after the Closing Date, Seller shall not solicit any

Transferred Employee to terminate his employment with Buyer or to become an employee of Seller, without the prior written consent of Buyer.

        10.7 NO RIGHTS CONFERRED UPON EMPLOYEES. Nothing in this ARTICLE 10 shall confer any rights or remedies on any Employee and no Employee shall be a third party beneficiary with respect to any covenant in this Agreement.

11.     CONDITIONS OF CLOSING.

        11.1 CONDITIONS OF BUYER OBLIGATIONS. The obligations of Buyer hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except that Buyer may expressly waive any or all of the conditions in writing:

                (a) No Seller Fundamental Impairment. Between the date hereof and the Closing Date, there shall not have occurred any "Seller Fundamental Impairment". For purposes of this subsection, "Seller Fundamental Impairment" shall mean a fundamental impairment to the Assets hereunder resulting from any breach of any representation or warranty of Seller between the date hereof and the Closing Date of such severity that it is likely to fundamentally impair the Assets and result in a Damages of US$ 1 million or more. Impairments to the value of the Assets resulting from (A) general changes in economic conditions, (B) conduct of Buyer, or (C) announcement of the transactions contemplated by this Agreement or statements or announcements made by Seller or Buyer pursuant to this Agreement, shall not be deemed to constitute a Seller Fundamental Impairment.

                (b) Compliance. As of the Closing Date, Seller shall have complied in all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date except where such failure will not have a Material Adverse Effect on the Assets taken as a whole.

                (c) Closing Deliveries. Seller shall have delivered, and Buyer shall have received, the deliveries described in SECTION 12.1.

                (d) Consents. Seller shall have received all consents from third parties required under the Required Consents listed on SCHEDULE 2.5 or shall have made alternative arrangements acceptable to Buyer, which shall not unreasonably withhold its acceptance.

                (e) No Litigation. There shall not be an injunction, judgment, order, decree, ruling or charge in effect preventing or delaying consummation of any of the transactions contemplated by this Agreement or the other Transaction Documents.

                (f) Eric Wegner. Seller shall have obtained a written waiver from Eric Wegner ("Wegner") waiving Wegner's right to terminate the license agreement between Wegner and Seller (as a successor in interest) dated July 1, 1994, or shall have made alternative arrangements acceptable to Buyer, which shall not unreasonably withhold it acceptance.

                (g) Consultant Agreements. Buyer shall have received the consultant agreements substantially in the form of EXHIBITS C-1, C-2 AND C-3 hereto executed by each of Mark Zimmer, Tom Hedges and John Derry

        11.2 CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except that Seller may expressly waive any or all of the conditions in writing:

                (a) Compliance. As of the Closing Date, Buyer shall have complied in all material respects with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed on Buyer to be performed or complied with by Buyer at, or prior to, the Closing Date.

                (b) Closing Deliveries. Buyer shall have delivered, and Seller shall have received, the deliveries described in SECTION 12.3 hereof.

                (c) No Litigation. There shall not be an injunction, judgment, order, decree, ruling, or charge in effect preventing or delaying consummation of any of the transactions contemplated by this Agreement or the other related documents.

                (d) Acceptance by Buyer. Buyer has accepted fulfillment of the Conditions of Closing of Seller as set out in SECTION 11.1 herein on or before April 10, 2000.

12.     CLOSING DELIVERIES.

        12.1 DELIVERY OF SELLER'S CLOSING DOCUMENTS. At the Closing, Seller shall execute and deliver to Buyer the following documents (the "SELLER CLOSING DOCUMENTS") signed by an authorized officer of Seller on behalf of Seller:

                (a) Assignment Agreements. Corel Assignment Agreements in the form of EXHIBIT A-1 and CCL Assignment Agreements in the form of EXHIBITS A-2 AND A-3 attached hereto;

                (b) License Agreements. The Corel License in the form of EXHIBIT D-1 and the CCL License in the form of EXHIBIT D-2, D-3.

                (c) Instruments of Conveyance. Such specific assignments and other instruments of conveyance as Buyer or Buyer's counsel may reasonably request prior to the execution of this Agreement.

                (d) Board Resolutions. A certified copy of the resolutions of the board of directors of Seller authorizing the execution and delivery by Seller of this Agreement, and all related agreements, and the consummation of the transactions contemplated hereby and thereby.

                (e) Officer's Certificate. A certificate executed by an authorized officer of Seller certifying that the representations and warranties contained in Article 7 are true and correct in all material respects as of the Closing Date and that Seller has fully performed in all material respects all of its pre-closing commitments hereunder.

        12.2 ADDITIONAL CLOSING DELIVERIES. At the Closing, in addition to the Seller Closing Documents, Seller shall deliver or cause to be delivered to Corel or CCL, as appropriate, the following:

                (a)     Purchased Assets. The Purchased Assets;

                (b) Good Standing Certificates. Good standing certificates for Seller from the Secretary of State and taxing authorities of the State of California.

                (c)     Employees. List of Seller's Employees as set out in
                        SECTION 7.24.

        12.3 DELIVERY OF BUYER CLOSING DOCUMENTS. At the Closing, Corel or CCL, as appropriate, shall cause to be delivered to Seller the following documents (the "BUYER CLOSING DOCUMENTS") signed by an authorized officer of the applicable entity:

                (a) Assumption Agreements. The Corel and CCL Assumption Agreements in substantially the form attached hereto as EXHIBITS B-1, B-2 AND B-3 (the "ASSUMPTION AGREEMENT");

                (b) License Agreements. The Corel License in the form of EXHIBIT D-1 and the CCL Licenses in the form of EXHIBIT D-2, D-3;

                (c) Board Resolutions. A certified copy of the resolutions of the board of directors of each of Corel and CCL authorizing the execution and delivery by such entity of this Agreement, and all related agreements, and the consummation of the transactions contemplated hereby and thereby;

                (d) Officer's Certificate. A certificate executed by an authorized officer of each of Corel and CCL certifying that the representations and warranties contained in Article 6 are true and correct in all material respects as of the Closing Date and that Buyer has fully performed in all material respects all of its pre-closing commitments hereunder; and

        12.4 ADDITIONAL BUYER CLOSING DELIVERIES. At the Closing, in addition to the Buyer Closing Documents, Corel or CCL, as appropriate, shall cause to be delivered to Seller the following:

                (a)     Cash. The Initial Cash Payment.


13      SURVIVAL OF WARRANTIES, WARRANTY CLAIMS AND INDEMNIFICATION.

        13.1 SURVIVAL OF WARRANTIES. Subject to SECTION 14.3, all representations and warranties made by Seller, or Buyer, herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of twenty-four (24) months after the Closing Date; provided that all representations and covenants relating to taxes or tax liens in SECTIONS 7.11 shall survive until the expiration of the applicable statute of limitations (including extensions).

        13.2    LIMITATION ON WARRANTY CLAIM(S) BY SELLER.

                (a) The Seller shall not be entitled to make a Warranty Claim if the Seller has been advised in writing or otherwise has actual knowledge prior to Closing of the inaccuracy, nonperformance, nonfulfilment or breach which is the basis for such Warranty Claim and the Seller completes the transactions hereunder notwithstanding such inaccuracy, nonperformance, nonfulfilment or breach.

                (b) The amount of any Losses which may be claimed by the Seller pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Seller after giving effect to:

                        (i) any insurance proceeds available to the Seller in relation to the matter which is the subject of the Warranty Claim, and

                        (ii) the value of any related, determinable tax benefits realized, or to be realized within a two (2) year period following the date of incurring such cost or loss, by the Seller in relation to the matter which is the subject of the Warranty Claim.

                (c) Seller shall not be entitled to make any Warranty Claim until such time as the total amount of all Losses (including, without limitation, the Losses directly arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies in or breaches of any representations, warranties, covenants or obligations) that have been directly suffered or incurred by the Seller exceeds One Hundred Thousand Dollars ($100,000). Notwithstanding the foregoing, in the event the total amount of all such Losses exceed One Hundred Thousand Dollars ($100.000), Buyer's liability shall not include the initial One Hundred Thousand Dollar ($100,000) amount. Except in the event of a breach by Buyer of the confidentially provisions set out in Section 8.1 (to which the limitation in this Section 13.2 shall not apply), the maximum aggregate liability of the Buyer in respect of all Warranty Claims by the Seller will be limited to $2,000,000.

        13.3    LIMITATION ON WARRANTY CLAIM(S) BY BUYER

                (a) The Buyer shall not be entitled to make a Warranty Claim if the Buyer has been advised in writing or otherwise has actual knowledge prior to Closing of the inaccuracy, nonperformance, nonfulfilment or breach which is the basis for such Warranty Claim and the Buyer completes the transactions hereunder notwithstanding such inaccuracy, nonperformance, nonfulfilment or breach.

                (b) The amount of any Losses which may be claimed by the Buyer pursuant to a Warranty Claim shall be calculated to be the cost or loss to the Buyer after giving effect to:

                        (i) any insurance proceeds available to the Buyer in relation to the matter which is the subject of the Warranty Claim, and

                        (ii) the value of any related, determinable tax benefits realized, or to be realized within a two (2) year period following the date of incurring such cost or loss, by the Buyer in relation to the matter which is the subject of the Warranty Claim.

                (c) Buyer shall not be entitled to make any Warranty Claim until such time as the total amount of all Losses (including, without limitation, the Losses directly arising from such inaccuracy or breach and all other Losses arising from any other inaccuracies in or breaches of any representations, warranties, covenants or obligations) that have been directly suffered or incurred by the Buyer exceeds One Hundred Thousand Dollars ($100,000). Notwithstanding the foregoing, in the event the total amount of all such Losses exceed One Hundred Thousand Dollars ($100,000), Seller's liability shall not include the initial One Hundred Thousand Dollar ($100,000) amount. Except in the event of a breach by Seller of the confidentially provisions set out in SECTION 9.6 (to which the limitation in this SECTION 13.3 shall not apply), the maximum aggregate liability of the Seller in respect of all Warranty Claims by the Buyer will be limited to $2,000,000.

        13.4    INDEMNIFICATION BY SELLER.

                (a) Subject to the provisions and limitations set forth in this
Article 13, Seller shall hold harmless, defend, indemnify and pay for the defense of each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Losses which are suffered or incurred by any of the Buyer Indemnitees, or to which any of the Buyer Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with:

                        (i) any breach of any covenant of Seller contained in Articles 2, 9, 10, 12, 13, or 16 or in the Seller Closing Documents;

                        (ii) any inaccuracy or untruth of any representation or warranty of Seller made herein or in the Seller Closing Documents;

                        (iii) the Non-Assumed Liabilities;

                        (iv) the operations and business of Seller after the Closing (other than such operations that are for the benefit or account of Buyer, are contemplated by this Agreement, or are requested by Buyer)

                        (v) any demand, claim, debt, suit, cause of action or proceeding made or asserted by a shareholder, creditor, receiver, or trustee in bankruptcy of Seller asserting that the transfer of the Purchased Assets to Buyer hereunder constitutes an improper bulk sale or bulk transfer or that Seller or Buyer did not comply with applicable bulk sale or bulk transfer laws;

                        (vi) any matter arising out of or relating to any matter disclosed or required to be disclosed on SCHEDULE 7.4 or SCHEDULE 7.18, except for any such Losses that arise out of or result from any claim, action or proceeding by a third party (other than Seller or its affiliates) against Buyer arising out of or resulting from Buyer's conduct after the Closing (and not conduct before the Closing by any Seller Indemnitee) relating to such matters;

                        (vii) any violation by Seller of, or failure by Seller to comply with, any law, ruling, order, decree, regulation or zoning, environmental or permit requirement applicable to Seller or the Purchased Assets, whether or not any such violation or failure to comply has been disclosed to Buyer;

                        (viii) any product liability claim relating to the Acquired Software products manufactured or sold by or on behalf of Seller prior to the Closing Date;

                        (ix) any tax liabilities or obligations of Seller which are not otherwise covered by sections 8.2 and 9.10;

                        (x) any claims against, or liabilities or obligations of, Seller with respect to (i) any employee benefit plan (as defined in ERISA) offered by Seller or (ii) violations of law relating to any Employee's services with the Seller.

                (b) The obligations of indemnification by the Seller pursuant to Section 13.4(a) are:

                        (i) subject to the limitations referred to in Section
13.1 with respect to the survival of the representations and warranties by the Seller;

                        (ii) subject to the limitations referred to in Section
13.3 ; and

                        (iii) subject to the provisions of Sections 13.6, 13.7,
13.8 and 13.9.

        13.5    INDEMNIFICATION BY BUYER.

                (a) Subject to the provisions and limitations set forth in this
Article 13, Corel and CCL shall jointly and severally hold harmless, defend, indemnify and pay for the defense of each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Losses which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject (regardless of whether or not such Losses relate to any third-party claim) and which arise from or as a result of, or are connected with:

                        (i) any breach by Buyer of any covenant made herein or in any Buyer Closing Documents;

                        (ii) any inaccuracy or untruth of any representation or warranty of Buyer made herein or in the Buyer Closing Documents;

                        (iii) the failure of Buyer to timely pay or perform any of the Assumed Obligations; or

                        (iv) Buyer's distribution or other use, after the Closing, of the Acquired Software, except to the extent the Loss arises out of a breach of a representation and warranty of Seller; PROVIDED HOWEVER, that nothing in this SECTION 13 shall impose on Buyer any duty to indemnify Seller for any of the Non-Assumed Liabilities.

                (b) The obligations of indemnification by the Buyer pursuant to Section 13.5(a) are:

                        (i) subject to the limitations referred to in Section
13.1 with respect to the survival of the representations and warranties by the Buyer;

                        (ii) subject to the limitations referred to in Section 13.2; and(iii) subject to the provisions of Sections 13.6, 13.7, 13.8 and 13.9.

        13.6 NOTICE OF CLAIM. If an Indemnified Party becomes aware of a claim or Legal Proceeding in respect of which indemnification is provided for pursuant to either of Section 13.4 or 13.5, as the case may be, the Indemnified Party shall promptly give written notice of the claim or Legal Proceeding to the Indemnifying Party. Such notice shall specify whether the claim or Legal Proceeding arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

        (a)     the factual basis for the claim; and

        (b) the amount of the claim, if known, the basis thereof and documentation supporting the same.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any claim or Legal Proceeding in time effectively to contest the determination of any liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

        13.7 DIRECT CLAIMS. In the case of a Direct Claim, the Indemnifying Party shall have 30 days from receipt of notice of the claim within which to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim, together with all such other information as the Indemnifying Party may reasonably request, provided, however, that the Indemnifying Party agrees at all times to maintain the confidentiality of such information. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim, failing which the matter shall be referred to binding arbitration in accordance with Article 15.

        13.8 THIRD PARTY CLAIMS. In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the claim or Legal Proceeding and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim and shall solely bear all reasonable expenses associated with the defense of such Third Party Claim. If either Party makes a payment, resulting in settlement of the Third Party Claim, which precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration in accordance with Article 15.

        13.9 SETTLEMENT OF THIRD PARTY CLAIMS. If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim and shall solely bear all reasonable expenses associated with the defense of such Third Party Claim. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, neither party shall settle any Third Party Claim without the written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of such party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.

        13.10   PERIOD FOR MAKING CLAIMS. A claim for indemnification under this
ARTICLE 13:

                (a) must be brought, if at all, at any time within twenty-four
(24) months after the Closing Date, with respect to any claim or claims for indemnification under Section 13.4(a)(ii) or 13.5(a)(ii) except that a claim for indemnification may be brought at any time up to thirty (30) days after the expiration of the applicable statute of limitations period (including extensions) with respect to any claim for indemnification relating to or based upon the provisions of Section 7.11 (Taxes);

                (b) may be brought at any time within any applicable statute of limitations with respect to any claims or claims for indemnifications under the provisions of this Article 13 other than Sections 13.4(a)(ii) or 13.5(a)(ii); and

                (c) may be brought at any time within five (5) years after the Closing for breach of Seller's covenants regarding Confidential Information under Section 9.6 and for breach of Buyer's covenants regarding Confidential Information under Section 8.1.

        13.11 EXCLUSION. The limitations set forth in SECTIONS 13.2(c), 13.3(c) AND 13.10 shall not apply to any claim for indemnification based on this
ARTICLE 13 which arises out of or results from the fraud of Buyer or Seller.

14.     TERMINATION.

        14.1 MUTUAL AGREEMENT. This Agreement may be terminated prior to Closing at any time on or prior to the Closing Date, by mutual written consent of the Buyer and Seller. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 14.3.

        14.2 TERMINATION BY REASON OF BREACH. This Agreement may be terminated by any party if any time prior to Closing there shall occur a material breach of any of the representations, warranties or covenants of the other party or the failure by the other party to perform any condition or obligation hereunder of such severity as would excuse the non-breaching party's obligation to close under Article 12 (conditions to closing), and such breach or failure is not remedied within fifteen (15) days after delivery of written notice thereof to the breaching party.

        14.3 SURVIVAL. If this Agreement is terminated and the transactions contemplated hereby are not consummated, this Agreement shall become void and of not further force and effect; except for the provisions of Article 1, this
Section 14.3 and the confidentiality provisions set out in Sections 8.1 and 9.6; and provided, further, that none of the parties hereto shall have any liability for speculative, indirect, unforeseeable or consequential damages resulting from any legal action relating to this Agreement or any termination of this Agreement.

15.     ARBITRATION.

        15.1 ARBITRATION. Except for Buyer's or Seller's right to seek injunctive relief in order to prevent unauthorized use or disclosure of Buyer or Seller Confidential Information, any dispute hereunder ("Dispute") shall be settled by means of the procedures set forth in this ARTICLE 15. Each party shall give notice to the other party of any Dispute. Promptly upon delivery of such notice, a designated senior officer for each of Buyer and Seller (which representative may be changed by a party by means of a notice delivered to the other party) shall meet and attempt in good faith to resolve the Dispute on a mutually satisfactory basis. If such the parties are unable to resolve the Dispute within 60 days after delivery of the notice of a Dispute, then the Dispute shall be settled by arbitration in Palo Alto, California, and, except as herein specifically stated, in accordance with the Commercial Dispute Resolution Procedures of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that could be available in any judicial proceeding instituted to resolve a Dispute. The parties shall use their best efforts to select an arbitrator within 30 days and to resolve the Dispute within 60 days.

        15.2 COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

        15.3 SELECTION OF ARBITRATOR. In the absence of agreement by the parties, the American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with contract law and with the software industry; provided, however, that such lawyers cannot work for a firm then performing services for either party.

                (a) Payment of Costs. Seller and Buyer will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of reasonable attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, and the arbitrator will be authorized to make such determinations.

                (b) Burden of Proof. For any Dispute submitted to arbitration, the burden of proof will be as it could be if the claim were litigated in a judicial proceeding.

                (c) Award. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

                (d) Terms of Arbitration. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

                (e) Exclusive Procedures. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive dispute resolution procedure of the parties for any Dispute arising out of this Agreement.

16.     TRANSITION ISSUES

        16.1 TRANSITION SERVICES. Seller agrees to provide certain technical support, customer service, manufacturing or production assistance to Buyer as described herein (the "Transition Services") in order to facilitate the orderly transition of the marketing and distribution of the Acquired Software from Seller to Buyer. This Article 16 sets out the scope of the Transition Services to be provided by Seller and the terms and conditions under which such services shall be provided. Each party will work in good faith to facilitate a smooth and successful transition as soon as practicable, with the expectation that in most or many cases transition to Buyer will not take the entire transition period. However, Seller will make transition support available to Buyer for the full period of time set out below. Seller and Buyer shall each appoint one designated representative who shall act as the point of contact with respect to Transition Services.

                (a) Customer Service.

                        (i) Until June 30, 2000, Seller shall continue to respond to first level customer service inquires in the United States and Canada for the Acquired Software. Seller shall have the discretion to use any employee or contractor to perform such services; provided that the level of service is at least equivalent to the current level of service offered by Seller. For the purposes of this Section 16.1(a)(i), "first level customer service inquires" shall mean all of the customer services currently provided by Modus Media, including, without limitation, order and delivery inquiries. Seller shall provide these services to Buyer at no cost.

                        (ii) Up to and including April 30, 2000, Seller shall continue to respond to second level customer service inquires in the United States and Canada for the Acquired Software. Seller shall have the discretion to use any employee or contractor to perform such services; provided that the level of service is at least equivalent to the current level of service offered by Seller. For the purposes of this Section 16.1(a)(ii), "second level customer service inquires" shall mean all of the customer services currently provided by MetaCreations' Customer Services Department in Scotts Valley, California, including, without limitation, responding to questions regarding rebates, missing product, faulty product and the like. Seller shall also use commercially reasonable efforts to respond to customer service requests from authorized distributors that originate outside of the United States and Canada, and that are forwarded to MetaCreations' Scotts Valley Office (either telephonically or e-mail). Seller shall provide these services to Buyer at no cost.

                (b) Technical Support. Up to and including May 19, 2000 Seller shall continue to respond to all first and second level technical support inquires in the United States, Canada, Germany, Austria and Switzerland for the Acquired Software in accordance with its existing practices and policies. In addition, up to and including June 30, 2000, Seller shall continue to respond to all technical support inquiries from customers who have entered into annual support agreements with Seller. Seller shall have the discretion to use any employee or contractor to perform such services; provided that the level of service is at least equivalent to the current level of service offered by Seller. For the purposes of this Section 16.1(b) "first level technical support" and "second level technical support" shall mean all of the technical support services currently provided by MetaCreations' Support Department in Scotts Valley, California and by Software Spectrum in Dublin, Ireland, including, without limitation, technical product inquiries. Seller shall also use commercially reasonable efforts to respond to technical support questions from authorized distributors that originate outside of the United States and Canada, and that are forwarded to MetaCreations' Scotts Valley Office (either telephonically or e-mail). Seller shall provide these services to Buyer at no cost.

                (c) Toll and Toll-Free Phone Numbers and E-mail. Up to and including June 30, 2000, all customer support and technical support toll and toll-free phone numbers and e-mail addresses will remain active and be maintained by Seller. During such period of time, Buyer and Seller shall cooperate to re-direct such phone numbers and e-mail addresses as necessary. On or about June 30, 2000 all such toll and toll-free phone numbers and e-mail addresses will be re-directed to Buyer's customer service and technical support centres, or will provide customers with a voice or e-mail message indicating how they can contact Buyer customer or technical support personnel.

                (d) On-line Sales. Up to and including April 30, 2000, Seller shall continue to receive and process on-line web orders for the Acquired Software. After such time, and up to and including June 30, 2000, Seller shall continue to publish product descriptions and other marketing material for the Acquired Software and provide contact information for Modus Media, from whom customers can order copies of the Acquired Software.

                (e) Sales Revenue. All revenue associated with the sale of Acquired Software, whether by Vendor or its contractors, following the Closing Date, will be for the account of Seller. Within thirty (30) days after the end of each month in which sales are made by Vendor or its contractors, Seller will send to Buyer a written summary of the number of copies of the Acquired Software shipped to customers and a check for the revenues generated from such sales. Buyer and Seller will cooperate to ensure that each copy of Acquired Software sold after the Closing Date includes some type of identifier indicating that the product is being marketed and published by Buyer.

                (f) Engineering Support. Up to and including April 20, 2000, Seller shall provide Buyer with reasonable engineering technical support in respect of the Acquired Software to assist Buyer in the implementation of the Acquired Software for Buyer's purposes. Between April 21 and April 30, 2000, Seller shall provide Buyer with a minimum of two (2) days of engineering technical support for such purposes. In the event that Buyer requests any of Seller's personnel to travel to Buyer's headquarters in Ottawa, Canada, Buyer shall reimburse Seller for all reasonable travel and accommodation expenses incurred by such personnel.

                (g) Seller Web Sites. From July 1, 2000 until one (1) year after the Closing Date, Seller shall provide the following items on www.metacreations.com or any successor web site thereto: (i) product descriptions for the Acquired Software; (ii) notice to the customer of the acquisition by Buyer of the Acquired Software; (iii) contact information for Seller; and (iv) implement and maintain a link to a web site to be designated by Buyer where customers can order copies of the Acquired Software.

        16.2 Distribution Channel. Buyer and Seller agree that it is intended that channel inventory of Acquired Product at the Closing Date will sell through and be absorbed by customers at the earliest possible time. To facilitate the transition in the distribution channel, Seller and Buyer agree to cooperate as follows:

                (a) Product Position Announcement. Buyer will publicly announce concurrently with the announcement of the closing of this Agreement that if a customer buys a current version of Acquired Software from Seller, Buyer will, subject to proof of purchase and applicable time limits, provide the same upgrade privileges has currently a exist in accordance with their terms has set forth in section 16 and will honor Seller's support commitments as described in SCHEDULE 16.

                (b) Exchanges with Seller. If a distributor of Seller, under the terms of its distribution contract with Seller, returns units of Acquired Software to Seller after the Closing in exchange for units of other Acquired Software, Buyer will provide Seller without charge with requested units to satisfy Seller's obligation to exchange such units.

                (c) Exchanges. If a distributor that has a distribution contract with Seller returns to Buyer units of Acquired Software purchased prior to Closing in exchange for other Acquired Software or in exchange for Buyer labeled Acquired Software, Buyer will, after notice to and approval by Seller, not to be unreasonably delayed, provide such replacement units provided they are not in excess of the return/exchange rate specified in such distributor's contract.

                (d) Alternate Product. If a distributor of Seller, under the terms of its distribution contract with Seller, returns Acquired Software to either Seller or Buyer and does not desire to exchange such Acquired Software for other Acquired Software, then Seller shall provide such distributor with some other Seller product and Buyer shall have no obligation with respect thereto.

                (e) Returns for Credit. If a distributor of Seller, under the terms of its distribution contract with Seller, returns Acquired Software to Seller for credit and will not accept any other product in exchange for such Acquired Software, then upon receipt of the returned Acquired Software, Buyer shall reimburse Seller for its costs of goods sold for such Acquired Software, up to a maximum, in aggregate of US$1,000,000. Seller shall invoice Buyer for such amounts on a calendar quarterly basis and Buyer shall make such payments within thirty (30) days of receiving such invoices.

17.     MISCELLANEOUS.

        17.1 ANNOUNCEMENTS; PUBLICITY. As soon as possible after the Closing Date, Seller and Buyer shall issue a joint press release acceptable to both with respect to the transactions contemplated by this Agreement. Without the prior written consent of the other, which consent shall not be unreasonably withheld, prior to the Closing, neither Seller nor Buyer shall make any other public announcement regarding the transactions; and with respect to any announcement that any of the parties is required by the Securities Act or regulations thereunder, the Ontario Securities Act, the Toronto Stock Exchange or the Nasdaq Stock Market - National Market to issue, such party shall, to the extent possible under the circumstances, review the necessity for and the timing and content of, the announcement with the other party before issuing the announcement.

        17.2 RELIANCE BY BUYER. Notwithstanding the right of Buyer or Seller to investigate each other, and notwithstanding any knowledge determined or determinable by Buyer or Seller, as applicable, as a result of such investigation, each party shall have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by the other Party in this Agreement or pursuant hereto.

        17.3 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall bear its own expenses (including without limitation attorneys' fees) in connection with the negotiation and consummation of the transaction contemplated hereby.

        17.4 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and hand delivered, sent by facsimile, sent by certified first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective: (a) upon receipt if hand delivered; (b) five (5) days after mailing if sent by mail; and (c) one (1) day after dispatch if sent by facsimile (with electronic acknowledgment of successful transmission) or express courier, addressed as follows:

                (a)    to Seller:
                       MetaCreations Corporation
                       6303 Carpinteria Ave.
                       P.O. Box 1324Carpinteria, California  93014-1324
                       Attention:  Bruce A. Telkamp :
                       Telephone:  805-566-6223
                       Facsimile:  805-566-6384


                (b)    If to Buyer, to each of:

                       Corel Corporation Limited
                       c/o Arthur Cox
                       Earlsfort Center,
                       Earlsfort Terrance
                       Dublin 2, Ireland
                       Attention:  Managing Partner
                       Telephone:  011-353-1-618-0000
                       Facsimile:  011-353-1-618-0618

                       Corel Corporation
                       The Corel Building
                       1600 Carling Avenue
                       Ottawa, Canada  K1Z 8R7
                       Attention:  General Counsel
                       Telephone:  (613) 728-8200
                       Facsimile:  (613) 761-1057


        17.5 ENTIRE AGREEMENT; CAPTIONS. This Agreement, the Exhibits and Schedules hereto (which are incorporated herein by reference) and the agreements to be executed and delivered in connection herewith on the date hereof or on the Closing Date, together constitute the entire agreement and understanding between the parties and there are no other agreements or commitments with respect to the transactions contemplated herein. This Agreement supersedes any term sheet, prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby, including the Non-Disclosure Agreement between Seller and Corel dated January 20, 2000 which the parties shall deem terminated as of the Closing Date. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

        17.6 AMENDMENT; WAIVER. Any term or provision of this Agreement may be amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

        17.7 NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

        17.8 ASSIGNMENT. This Agreement may not be assigned by any party hereto without the prior written consent of each other party; except that Corel, CCL or MetaCreations each may assign in whole or in part this Agreement (and/or all related agreements) to one or more parent, subsidiary or affiliate entities, or by operation of law or in connection with any merger, consolidation or sale of all or substantially all Buyer's assets, or, as to Corel and CCL, in connection with any sale or transfer of any portion or all of the Purchased Assets, or any similar transaction and Seller may, prior to the Closing, designate an entity controlled by or under common control with Seller to be the recipient of the consideration to be delivered to Seller under SECTION 3 hereof; provided, that in each case the assignee agrees in writing to assume the assignor's obligations relating to the agreement (or portion thereof) being assigned.

        17.9 BENEFIT AND BURDEN. This Agreement shall be binding upon, shall inure to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

        17.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California (excluding application of any choice of law doctrines that could make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.

        17.11 SEVERABILITY. If any provision of this Agreement is for any reason and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

        17.12 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring of disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        17.13 EXECUTION. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument, and this Agreement may be executed and delivered by facsimile.

        17.14 CURRENCY. Unless otherwise indicated, all references in this Agreement to "$" or "dollars" shall mean United States dollars.

        17.15 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in the manner provided in SCHEDULE 17.15 (the "ALLOCATION STATEMENT"). The Seller and the Buyer shall prepare and file all appropriate forms and documents in accordance with the allocations reflected in the Allocation Statement.

        17.16 TIME OF ESSENCE. The parties agree that time is of the essence in the performance of the parties' respective obligations under this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement by their duly authorized representatives as of the date first set forth above.

SELLER:                                   BUYER:METACREATIONS CORPORATION
"COREL"
                                          COREL CORPORATION
Signature:                                Signature:
           --------------------------                ---------------------------
Name:                                     Name:
      -------------------------------           --------------------------------
Title:                                    Title:
       ------------------------------            -------------------------------

                                          Signature:
                                                     ---------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------

                                          "CCL"

                                          COREL CORPORATION LIMITED

                                          Signature:
                                                     ---------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------



           SIGNATURE PAGE TO AGREEMENT FOR PURCHASE AND SALE OF ASSETS

      EXHIBITS

           A-1               Corel Assignment Agreement
           A-2               CCL Assignment Agreement - excluding Ireland and Canada
           A-3               CCL Assignment Agreement - Ireland
           B-1               Corel Assumption Agreement
           B-2               CCL Assumption Agreement - excluding Ireland and Canada
           B-3               CCL Assumption Agreement - Ireland
           C-1               Consultant Agreement - Mark Zimmer
           C-2               Consultant Agreement - Tom Hedges
           C-3               Consultant Agreement - John Derry
           D-1               Corel License
           D-2               CCL License - excluding Ireland and Canada
           D-3               CCL License - Ireland

      SCHEDULES

           1.1               Acquired Software
           1.2               Acquired Patent Rights
           1.11              Content Contracts
           1.14              Domain Names
           1.19              Excluded Software
           1.36              Third Party Materials
           1.37              Trademarks
           2.1               Permitted Encumbrances
           2.2               Purchased Assets
           2.3               Excluded Assets
           2.5               Third Party Agreements and Required Consents
           4.1               Assumed Obligations
           7.4               Litigation
           7.6               Proprietary Information and Inventions Agreement
           7.7               Related-Party Transactions
           7.8               Permits
           7.13              Products in Channel
           7.14              Seller Financial Statements
           7.15              Intellectual Property
           7.18              Seller Agreements
           7.21              Infringement
           7.23              Advances and Deposits
           16                Seller's Support Commitments
           17.15             Allocation Statement